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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   4   )*
                                         ------

                              O'Charley's Inc.
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                 670823103
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 2002
           -------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of  5  Pages
                                        ---

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CUSIP No. 670823103                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. I.R.S. Identification Nos. of Above
     Persons (entities only)

     SKYLINE ASSET MANAGEMENT, L.P.
     36-4023693
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group (See Instructions)             (b)  / /

     NOT APPLICABLE
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                                                   NONE
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                                                    830,935
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                NONE
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                1,003,686
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,003,686
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
     NOT APPLICABLE
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.34%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IA - INVESTMENT ADVISER
-------------------------------------------------------------------------------

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                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            O'Charley's Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            3038 South Deo Drive
            Nashville, Tn 37204
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            THE SHARES REPORTED HEREIN ARE HELD BY SKYLINE ASSET MANAGEMENT, L.P. ("SKYLINE") AS INVESTMENT ADVISER TO CERTAIN CLIENT
            ACCOUNTS ("ACCOUNTS") OVER WHICH SKYLINE EXERCISES DISCRETION.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            311 SOUTH WACKER DRIVE, SUITE 4500
            CHICAGO, IL 60606
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            SKYLINE ASSET MANAGEMENT, L.P. IS A DELAWARE LIMITED PARTNERSHIP.
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            COMMON STOCK
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            670823103
-------------------------------------------------------------------------------

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                                                          Page  4  of  5  Pages
                                                               ---    ---

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) /X/ An investment adviser in accordance with Section
            240.13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan, or endowment fund; in accordance with
            Section 240.13d-1(b)(1)(ii)(F)

    (g) / / A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G)

    (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4.  OWNERSHIP

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount Beneficially Owned:
        1,003,686 SHARES
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        5.34%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              NONE
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              830,935 SHARES*
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              NONE
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              1,003,686 SHARES*
              -----------------------------------------------------------------

* THE FILING OF THIS SCHEDULE 13G SHALL NOT BE CONSTRUED AS AN ADMISSION THAT SKYLINE IS, FOR PURPOSES OF SECTION 13(d) AND 13(g) OF THE SECURITIES EXCHANGE ACT OF 1934, THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS STATEMENT. HOWEVER, PURSUANT TO RULE 13d-3(a), ALL SHARES BENEFICIALLY OWNED BY THE ACCOUNTS, WITH RESPECT TO WHICH SKYLINE HAS BEEN DELEGATED SHARED VOTING POWER AND SHARED DISPOSITIVE POWER, ARE CONSIDERED TO BE SHARES BENEFICIALLY OWNED BY SKYLINE SOLELY BY REASON OF SUCH DESIGNATED POWERS.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         THE SHARES REPORTED HEREIN HAVE BEEN ACQUIRED BY SKYLINE ON
         BEHALF OF THE ACCOUNTS. PERSONS OTHER THAN SKYLINE ARE ENTITLED
         TO RECEIVE ALL DIVIDENDS FROM, AND PROCEEDS FROM THE SALE OF,
         THOSE SHARES.
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                                                          Page  5  of  5  Pages
                                                               ---    ---

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         NOT APPLICABLE
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         NOT APPLICABLE
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         NOT APPLICABLE
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                    2/14/03
                                    -------------------------------------------
                                    (Date)

                                    /s/ Stephen F. Kendall
                                    -------------------------------------------
                                    (Signature)

                                    Stephen F. Kendall, Chief Operating Officer
                                    -------------------------------------------
                                    (Name/Title)